                                        Exhibit 99.1

PRESS RELEASE
For Immediate Release

Lazydays Announces New Chief Financial Officer

September 6, 2007  – (Seffner, FL) – Lazydays RV SuperCenter (“Lazydays”), the nation’s number one recreational vehicle (“RV”) dealer announces the appointment of Randall (“Randy”) Lay to the position of Chief Financial Officer. Randy has assumed the position from Michael Salvati who has been serving as interim CFO since April 2007.

Lay most recently led the New York office of Buccino & Associates, a consulting company. He managed the firm’s telecom, media and technology practice. Mr. Lay has held a number of high level positions in the telecommunications industry including President, CEO and Director of Access Global Holdings as well as Senior Vice President and Chief Financial Officer of Metromedia Fiber Network. He also served as the Director of Financial Planning at United Technologies, where he had responsibility for the company’s Otis, Carrier, and Automotive divisions. He attended Boston University and received his undergraduate degree in political science and his MBA in Finance.

“We are very excited that Randy has joined our management team,” said Lazydays CEO John Horton. “His extensive experience, knowledge of operations and finance, and his proven people skills will greatly benefit Lazydays. He is an excellent fit with our company culture of making customers for life,” he added.

“I am honored to assume the position of Chief Financial Officer of Lazydays,” said Lay. “Lazydays is recognized as a leader in the RV industry and I look forward to assisting the company with its growth and development plans,” he added. Lay, along with his wife Betsy, will be relocating from Jersey City, New Jersey to Tampa, Florida.

Lazydays was founded in 1976 in Tampa, Florida and relocated in May 1996 to Seffner, Florida, which is 10 miles east of downtown Tampa. Since relocating, Lazydays has grown to become the largest single-site RV dealer in the world. The dealership is located on 126 acres with 1,200 RVs displayed in a natural setting, an 86,000 sq. ft. headquarters building; encompassing 150 sales offices, an insurance and financial center, as well as an RV service and advisory center supported by 273 service bays. RallyPark, Lazydays’ RV park, has 300 RV sites plus a 12,000 sq. ft. recreational center that hosts RVers from across North America. Lazydays expansive inventory offers a unique one-stop buying experience for the RV consumer that starts with entry level RV travel trailers and extends up to the most sophisticated and luxurious motor homes. Over 700 professionally trained associates tend to their customers’ every possible RV need. Additionally, there is a Cracker Barrel family restaurant, a Flying J Travel Plaza and a full-line Camping World store on-site.

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For More Information:

Stewart Schaffer
Chief Marketing and Communications Officer
813.243.4333
sschaffer@lazydays.com

Linda Stephens
Director of Corporate Reporting and Investor Relations
813.342.4239
lstephens@lazydays.com